EXHIBIT 10.01

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of April 22, 2016 (the “Effective Date”), by and between Entercom Communications Corp., a Pennsylvania corporation (“Employer” or the “Company”), and David J. Field (“Executive”).

RECITALS

A. Prior to the Effective Date, Executive has rendered services to Employer in the position of President and Chief Executive Officer upon and subject to the terms, condition and other provisions of that certain Amended and Restated Employment Agreement between Executive and Employer dated as of December 23, 2010 (the “Prior Agreement”).

B. Effective as of the Effective Date, Employer desires to continue to retain the services of Executive upon and subject to the terms, conditions and other provisions set forth herein.

C. Executive desires to continue to render services to Employer upon and subject to the terms, conditions and other provisions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth, and other good and valuable consideration had and received, the parties hereby agree as follows:

1. Employment. Upon and subject to the terms, conditions and other provisions of this Agreement, Employer shall continue to employ Executive, and Executive hereby accepts such continued employment and agrees to exercise and perform faithfully, exclusively and to the best of his ability on behalf of Employer during the Employment Term (as defined herein), the duties and responsibilities of President and Chief Executive Officer of Employer, with the general powers and duties of management usually vested in said office.

2. Executive’s Services and Duties.

2.1 During the Employment Term, Executive shall:

2.1.1 Observe and conform to the policies and directions promulgated from time to time by Employer’s Board of Directors (the “Board”);

2.1.2 Use all reasonable efforts to serve Employer faithfully, diligently and competently and to the best of his ability; and

2.1.3 Devote his full business time, energy, ability, attention and skill to his employment hereunder.

2.2 The services to be performed by Executive hereunder may be changed or adjusted from time to time at the reasonable discretion of the Board.

2.3 Except with the prior written approval of the Board, Executive during the Employment Term will not: (i) accept any other employment with a third party; (ii) serve on the board of directors or similar body of any other business entity in any way directly or indirectly competitive with the business of the Company; or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to or otherwise conflict with, that of Employer or any of its subsidiaries, affiliates or divisions.

3. Term. Unless terminated earlier as provided in this Agreement, the term of this Agreement shall commence on the Effective Date and shall terminate and expire on the third anniversary thereof (the “Employment Term”). The Employment Term shall automatically renew for an additional twelve (12) months from year to year thereafter, unless either party gives at least one hundred twenty (120) days prior written notice of its election to either terminate or to renegotiate the terms of this Agreement at the end of the original or any then current renewal term.

4. Compensation and Other Benefits. As compensation in full for the services to be rendered by Executive hereunder, during the Employment Term, Employer shall pay, and Executive shall be entitled to receive, the following compensation and benefits, which compensation and benefits shall be subject to all appropriate federal, state and local withholding taxes:

4.1 A signing bonus of one million dollars ($1,000,000).

4.2 An annual salary in the amount of one million dollars ($1,000,000) to be paid consistent with the standard payroll practices of Employer in place from time-to-time (the “Base Compensation”). Beginning April 22, 2017, and each April 22 thereafter during the Employment Term, Executive’s Base Compensation shall be automatically increased by three (3) percent.

4.3 Executive shall have the opportunity to earn an annual performance bonus (the “Annual Bonus”) to be determined by the Compensation Committee of the Board (the “Compensation Committee”) to be based on criteria to be established by the Compensation Committee in its discretion. For any fiscal year of the Company, Executive’s target bonus amount under this Section 4.3 shall be one hundred fifty percent (150%) of the Base Compensation for each such fiscal year; provided, however, that the Compensation Committee shall determine the actual bonus amount to be paid for each such fiscal year based on the Company’s and Executive’s performance. Such Annual Bonus shall be payable as soon as reasonably practicable following, and in no event later than two and one-half (2 1⁄2) months following, the end of the fiscal year for which such Annual Bonus is earned.

4.4 Executive shall be entitled to participate in or receive health, disability and life insurance, vacation and similar or other fringe benefits as Employer provides from time-to-time to its most senior executive officers. Nothing in this Section 4.4, however, is intended, or shall be construed to require Employer to institute or continue any, or any particular, plan or benefits other than insurance benefits which Executive may at his cost continue pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In addition, Executive shall be entitled to use the aircraft that the Company owns or leases from time to time (including time-shares and jet cards) for personal travel use for himself and his family and other personal and business associates, provided that Executive reimburses the Company for the incremental usage fees, fuel charges and in-flight expenses incurred by the Company in connection with any non-business use (but without any allocation of overhead, capital or maintenance charges related thereto).

4.5 During the Employment Term, Executive shall either be provided with a Company-owned automobile for his business and personal use or be provided with a monthly automobile allowance of $1,200.

5. Equity Compensation.

5.1 As soon as reasonably practicable following the Effective Date, the Board or the Compensation Committee shall grant Executive 450,000 RSUs pursuant to the Plan. Provided that, except as set forth in Section 5.1.4, the Executive remains continuously employed in active service by the Company from the date of grant through the Achievement Date (as defined below), the grant of RSUs pursuant to this Section 5.1 shall vest as described below:

5.1.1 Upon the achievement of one (1) or more of the applicable performance targets set forth below as of any date after the Effective Date and on or prior to the thirtieth (30th) day following the third (3rd) anniversary of the Effective Date (the “Achievement Date”), a percentage of the RSUs shall become vested on the Achievement Date equal to the highest corresponding percentage in the schedule set forth below.

5.1.2 The shares underlying any portion of the RSUs to become so vested shall be delivered to Executive within ten (10) days of the Achievement Date. Any portion of these RSUs that have not vested pursuant to this Section 5.1.2 by the Achievement Date shall terminate unvested.

5.1.3 The performance targets for these RSUs shall be, as of any date: (i) the share price of our Class A common stock that represents a three (3) year Compound Annual Growth Rate (“Three Year CAGR”) of Total Shareholder Return of eight percent (8%), twelve percent (12%) and sixteen percent (16%) targets set forth in the table below, less (ii) the value of any dividends paid on each share of the Company’s Class A common stock during the period commencing on the Effective Date and through such date.

Three Year CAGR*	Percentage of RSUs to Vest Upon Attainment of Performance Target
8%	33 1⁄3%
12%	33 1⁄3%
16%	33 1⁄3%

*	Targets calculated rounding to two (2) decimal places.

For purposes of this Agreement, “Total Shareholder Return” shall mean: (A) (i) the volume-weighted average closing price over any consecutive twenty (20) trading day period of a share of the Company’s Class A common stock minus (ii) the volume-weighted average closing price of the Company’s Class A common stock for the twenty (20) trading days prior to the Effective Date (the “Base Price”), divided by (B) the Base Price (in each case, with such adjustments as are necessary, in the judgment of the Board and/or the Compensation Committee to equitably calculate Total Shareholder Return in light of any stock splits, reverse stock splits, stock dividends, dividends in kind, significant asset sales and other extraordinary transactions or other changes in the capital structure of the Company). All closing prices shall be the New York Stock Exchange closing price on the date in question. All determinations with respect to Total Shareholder Return and the Three Year CAGR shall be made by the Board or the Compensation Committee in their sole discretion, acting in good faith, and the applicable performance targets shall not be achieved and the shares shall not vest until the Compensation Committee certifies that such performance targets have been met (which the Compensation Committee agrees to act promptly and in good faith in so doing).

5.1.4 No grant of RSUs pursuant to this Section 5.1 shall vest if applicable performance targets are not met by the Achievement Date. If the Term of this Agreement expires without renewal and Executive’s employment ends during the thirty (30) day period following the third (3rd) anniversary of the Effective Date (other than for reasons set forth in Section 10.3), the requirement for continued employment under Section 5.1 shall be waived for the period from the termination of employment through the Achievement Date.

5.2 As soon as reasonably practicable following the Effective Date, the Board or the Compensation Committee shall grant Executive 225,000 restricted stock units pursuant to the Entercom Equity Compensation Plan. Provided that the Executive remains continuously employed in active service by the Company from the date of grant through such date, 50% of the restricted stock units shall vest on the date that is two (2) years from the Effective Date, 25% of the restricted stock units shall vest on the date that is three (3) years from the Effective Date and 25% of the restricted stock units shall vest on the date that is four (4) years from the Effective Date. The restricted stock units shall contain such other reasonable terms (consistent with the Company’s customary form of restricted stock unit agreement and not inconsistent with this Agreement) as the Board and/or the Compensation Committee determine.

6. Certain Business Expenses. Employer shall reimburse Executive for business expenses: (a) which are reasonable and necessary for Executive to perform and were incurred by Executive in the course of the performance of his duties pursuant to this Agreement and in accordance with Employer’s general policies; and (b) for which Executive has submitted vouchers and completed an expense report in the form required by Employer as consistent with Employer’s policies in place from time to time. The reimbursement of any business expense shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.

7. Confidential Information.

7.1 Executive acknowledges that, because of his employment hereunder, he will be in a confidential relationship with Employer and will have access to confidential information and trade secrets of Employer and the subsidiaries, affiliates and divisions thereof. Executive acknowledges and agrees that the following constitutes confidential and/or trade secret information belonging exclusively to Employer (collectively, “Confidential Information”):

(a) all information related to customers including, without limitation, customer lists, the identities of existing, past or prospective customers, prices charged or proposed to be charged to customers, customer contacts, special customer requirements and all related information;

(b) all marketing plans, materials and techniques;

(c) all methods of business operation and related procedures of Employer; and

(d) all patterns, devices, compilations of information, copyrightable material and technical information, if any, in each case which relates in any way to the business of Employer or any subsidiary, affiliate or division thereof.

7.2 Executive agrees that:

7.2.1 Except in the limited performance of his duties under this Agreement, Executive shall not use for his own benefit or disclose to any third party Confidential Information acquired by reason of his employment under this Agreement or his former status as an officer and shareholder of Employer, including, but not limited to, Confidential Information belonging or relating to Employer or its subsidiaries, affiliates, divisions or customers;

7.2.2 Executive shall not induce or persuade other employees of Employer or former or current employees of Employer or any subsidiary, affiliate or division thereof, to join him in any activity prohibited by this Section 7;

7.2.3 For the twelve (12) month period following any termination of Executive’s employment with the Company, Executive shall not, without the express prior written permission of the Company, employ, offer to employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of Executive’s employment or at any time within the ninety (90) days prior thereto. In the event that any such person shall be employed in a position under Executive’s direct supervision within such twelve (12) month period without the Company’s express prior written permission, it shall be conclusively presumed that this restriction has been violated.

7.2.4 So long as Executive is employed by the Company and for a period of twelve (12) months thereafter Executive shall not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for a company or enterprise which competes in any material manner with the then present or Planned Business Activities (as defined below) of the Company, including without limitation, audio programming, production, engineering, promotion or broadcasting regardless of the method of its delivery, which methods include, without limitation, AM, FM, satellite, PCS, cable, Internet, or any other means. For purpose of the foregoing “Planned Business Activities” shall mean a business initiative materially discussed by the Board or which is currently under consideration by the Board or which has been approved by the Board.

7.2.5 This Section 7 shall survive termination of this Agreement.

8. Employer Property.

8.1 Any patents, inventions, discoveries, applications or processes, software and computer programs devised, planned, applied, created, discovered or invented by Executive in the course of his employment under this Agreement and which pertain to any aspect of the business of Employer or its subsidiaries, affiliates, divisions or customers, shall be the sole and absolute property of Employer and Executive shall make prompt report thereof to Employer and promptly execute any and all documents reasonably requested to assure Employer the full and complete ownership thereof.

8.2 All records, files, lists, drawings, documents, equipment and similar items relating to Employer’s business which Executive shall prepare or receive from Employer shall remain Employer’s sole and exclusive property. Upon termination of this Agreement, Executive shall return promptly to Employer all property of Employer in his possession and Executive represents that he will not copy, or cause to be copied, printed, summarized or compiled, any software, documents or other materials originating with and/or belonging to Employer. Executive further represents that he will not retain in his possession any such software, documents or other materials in machine or human readable forms. The requirements of this Section 8.2 shall not be applicable to Executive’s “rolodex” and other similar list of personal business associates and contacts at the time of termination that is not part of the Employer’s books and records (collectively, “Executive Property”).

8.3 This Section 8 shall survive termination of this Agreement.

9. Executive Representations and Warranties. Executive warrants and represents to and covenants with Employer as follows:

9.1 No Conflict. The execution, delivery and performance of this Agreement by Executive does not conflict with or violate any provision of or constitute a default under any agreement, judgment, award or decree to which Executive is a party or by which Executive is bound. No consent of any third party is necessary for Executive to enter into this Agreement and comply fully with his obligations hereunder. Executive is not party to or bound by any other employment agreement, non-compete agreement, confidentiality agreement or similar agreement.

9.2 Enforceable Agreement. This Agreement is the valid enforceable agreement of Executive, enforceable against him in accordance with its terms.

10. Termination. Executive’s employment hereunder may be terminated by the Board under the following circumstances:

10.1 Death. Executive’s employment hereunder shall terminate automatically upon his death.

10.2 Disability. This Agreement shall terminate on Executive’s physical or mental disability or infirmity which, in the opinion of a competent physician mutually selected in advance of such disability or infirmity by Executive and the Compensation Committee, renders Executive unable to perform his duties under this Agreement for more than one hundred twenty (120) days during any one hundred eighty (180) day period (“Disability”).

10.3 Cause. The Board may terminate Executive’s employment hereunder for “Cause” in the event of any one or more of the following (each as determined by the Board in its sole discretion), provided that, with respect to clause (ii) below, the Company provides written notice to Executive upon the occurrence of any such event, following which Executive fails to cure such event within thirty (30) days: (i) Executive has engaged in fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or service; (ii) Executive has breached any material provision of his employment or service contract with the Company, including, without limitation, any covenant against competition and/or raiding of the Company’s employees, non-employee directors or key advisors; or (iii) Executive has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information.

10.4 Good Reason. Executive may terminate this Agreement for “Good Reason” upon written notice to the Employer within thirty (30) days of the occurrence of any of the events set forth in Section 10.4(a) or 10.4(b) as constituting “Good Reason,” in which case the Board shall be treated as having terminated Executive’s employment hereunder without Cause.

“Good Reason” means:

(a) (i) the assignment to Executive of any duties inconsistent in any material respect with his position (including status, offices and titles), authority, duties or responsibilities which remains uncured thirty (30) days after receipt of notice thereof given by Executive; or (ii) any other action by Employer which results in a material diminishment in such position, authority, duties or responsibilities, and which remains uncured thirty (30) days after receipt of notice thereof given by Executive;

(b) any material breach by the Company in performing its obligations hereunder and which remains uncured thirty (30) days after receipt of notice thereof given by Executive; or

(c) following the Company’s notice to Executive of its intent to either terminate or renegotiate the terms of this Agreement that is timely given under Section 3 , the Company’s failure to, no later than thirty (30) days before the expiration of the original or any then current renewal term, offer continued employment to Executive as of the expiration of this Agreement on terms and conditions no less favorable than those provided to Executive under this Agreement. An offer of continued employment shall be deemed to be on terms and conditions no less favorable than those provided to Executive under this Agreement if it provides for a term of at least one (1) year and: (A) an annual base salary, potential bonus opportunity and severance protections no less favorable than that provided to Executive under this Agreement; and (B) incentives consistent with the Company’s past practices with respect to Executive.

10.5 Notice. Any termination of Executive’s employment by the Board shall be communicated by written Notice of Termination to Executive and any termination by Executive of his employment with Employer for “Good Reason” shall be communicated by written notice to the Employer within thirty (30) days of the occurrence of the event set forth in Section 10.4(a) or 10.4(b) which constitutes “Good Reason.” No notice shall be required in the event of the occurrence of the event set forth in Section 10.4(c) which constitutes “Good Reason.” In the event Executive or the Employer fails to provide written notice under this Section 10.5 and the other party fails to object to such failure prior to Executive’s Date of Termination, any requirement to provide written Notice of Termination under this Agreement shall be deemed waived.

10.6 “Date of Termination” shall mean: (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated by reason of his Disability, the date on which Executive is determined by a competent physician to suffer from such Disability in accordance with Section 10.2; (iii) if Executive’s employment is terminated pursuant to Section 10.3 or 10.4 above, the date specified in the Notice of Termination (or if no Notice of Termination is provided, the last date on which Executive renders services to Employer in the capacity of an employee); and (iv) if Executive’s employment hereunder shall be terminated by the Board for any other reason than those specified above, the effective date of written notice to Executive (or if no such written notice is provided, the last date on which Executive renders services to Employer in the capacity of an employee).

10.7 Employment At Will. Executive hereby agrees that, subject only to compliance with Employer’s obligations under Section 11 hereunder, the Board may dismiss him under this Section 10 without regard to: (i) any general or specific policies (whether written or oral) of Employer relating to the employment or termination of its employees; (ii) any statements made to Executive, whether made orally or contained in any document, pertaining to Executive’s relationship with Employer; or (iii) assignment of Cause by the Board. Inclusion under any benefit plan or compensation arrangement will not give Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the terms of this Agreement.

10.8 Termination Obligations.

10.8.1 Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by Executive in the course of or incident to his employment belong to Employer and shall be promptly returned to Employer upon termination of the Employment Term. “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, customer or other lists, blueprints, and other documents, or materials, or copies thereof, whether in hard copy or in any electronic format, and all other proprietary information relating to the business of Employer or any subsidiary, affiliate or division thereof, but shall exclude Executive Property. Following termination, Executive will not retain any written or other tangible material containing any Confidential Information or other proprietary information of Employer or any subsidiary, affiliate or division thereof.

10.8.2 Upon termination of the Employment Term, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with Employer or any of its direct or indirect subsidiaries or other affiliates; provided, however, that Executive shall not be deemed to have resigned from the Board.

10.8.3 The representations and warranties contained in this Section 10.8 and Executive’s obligations under Section 7 and Section 8 hereof shall survive termination of the Employment Period and the expiration or termination of this Agreement.

11. Compensation Upon Death, Termination During Disability, Other Terminations.

11.1 Death or Disability. If at any time Executive’s employment hereunder shall be terminated as a result of Executive’s death or Disability, then:

11.1.1 Employer shall pay Executive (or, if applicable, Executive’s estate): (i) the Base Compensation through the date of termination; (ii) on the sixtieth (60th) day after Executive’s termination, any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4.2 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company); (iii) an amount for reimbursement, within 60 days following submission by Executive (or, if applicable, Executive’s estate) to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive pursuant to Section 6 and in accordance with Company policy prior to the termination date; and (iv) such employee benefits, if any, as to which Executive (or, if applicable, Executive’s estate) or his dependents may be entitled under the employee benefit plans of the Company (the amounts described in clauses (i) through (iv) hereof being referred to as the “Accrued Rights”);

11.1.2 Employer shall pay Executive (or, if applicable, Executive’s estate) on the sixtieth (60th) day after Executive’s termination in a single lump sum the sum of: (A) two (2) years’ Base Compensation; and (B) two (2) times the highest Annual Bonus paid to Executive during the preceding three (3) year period.

11.1.3 If Executive or Executive’s dependents elect to continue applicable health insurance coverage under COBRA following such termination, then the Company shall pay Executive’s monthly COBRA premium for continued health insurance coverage for Executive and Executive’s eligible dependents until the earlier of: (i) eighteen (18) months following the termination date; or (ii) the date upon which Executive and his eligible dependents become eligible for comparable coverage under a group health insurance plan maintained by subsequent employer.

11.1.4 All of Executive’s then outstanding stock based rights which are subject to vesting on the basis of Company performance (including without limitation the restricted stock unit grant under Section 5) shall become vested, exercisable and payable with respect to all of the equity subject thereto (and all options and similar rights shall remain exercisable with respect to such equity for up to an additional two (2) years from the termination date, but in no event longer than for the original term of the options).

11.2 Cause or Voluntary Termination without Good Reason. If at any time Executive’s employment hereunder shall be terminated for Cause or if Executive voluntarily terminates his employment other than for Good Reason, Employer shall pay Executive the Accrued Rights.

11.3 Other Termination. If Executive’s employment hereunder shall be terminated by Executive for Good Reason or by Employer for any reason other than for Cause, death or Disability, then:

11.3.1 Employer shall pay Executive the Accrued Rights.

11.3.2 If such termination occurs prior to the execution of a binding agreement which would result in a Change in Control if consummated or more than two years following a Change in Control, Employer shall pay Executive on the sixtieth (60th) day after Executive’s termination a single lump sum in an amount equal to the greater of :

(a) the sum of: (i) the remaining Base Compensation payable during the Employment Term; and (ii) the remaining Annual Bonus(es) (or pro-rated portion thereof) payable during the Employment Term, determined assuming the amount of each such remaining Annual Bonus is equal to the highest Annual Bonus paid to Executive during the preceding three (3) year period, and with respect to both (i) and (ii) above further determined assuming Executive’s continued employment hereunder for the remaining Employment Term but, until such time as the automatic renewal provisions of Section 3 shall become operative, without regard to the automatic renewal provisions of Section 3; or

(b) the sum of (i) two (2) years’ Base Compensation; and (ii) two (2) times the highest Annual Bonus paid to Executive during the preceding three (3) year period.

11.3.3 If such termination occurs following the execution of a binding agreement which would result in a Change in Control if consummated or prior to two years following a Change in Control, Employer shall pay Executive, on the sixtieth (60th) day after Executive’s termination, a single lump sum in an amount equal to the sum of: (i) three (3) years’ Base Compensation; and (ii) three (3) times the highest Annual Bonus paid to Executive during the preceding three (3) year period.

11.3.4 If Executive elects to continue his health insurance coverage under COBRA following such termination, then the Company shall pay Executive’s monthly COBRA premium for continued health insurance coverage for Executive and Executive’s eligible dependents until the earlier of (i) eighteen (18) months following the termination date, or (ii) the date upon which Executive and his eligible dependents become eligible for comparable coverage under a group health insurance plan maintained by subsequent employer.

11.3.5 If such termination occurs during the period commencing with the execution of a binding agreement which would result in a Change in Control if consummated and ending twenty four (24) months following the consummation of such Change in Control, all of Executive’s then-outstanding stock based rights which are subject to vesting solely on the basis of time shall become vested, exercisable and payable with respect to all of the equity subject thereto (and all options and similar rights shall remain exercisable with respect to such equity for up to an additional two (2) years from the termination date, but in no event longer than for the original term of the options). Executive’s outstanding stock options shall be amended by the Board or the Compensation Committee to the extent necessary to provide for the accelerated exercisability and extended term as provided herein.

11.3.6 All of Executive’s then-outstanding stock based rights which are subject to vesting on the basis of the Company’s performance (including without limitation the restricted stock unit grant under Section 5) shall become vested, exercisable and payable with respect to all of the equity subject thereto (and all options and similar rights shall remain exercisable with respect to such equity for up to an additional two (2) years from the termination date, but in no event longer than for the original term of the options).

11.4 Change in Control. For purposes of this Agreement, “Change in Control” shall mean any transaction or series of related transactions the consummation of which results in Executive (or Executive’s Immediate Family) holding or having a beneficial interest in shares of the Company’s capital stock having less than fifty percent (50%) of the voting power of the Company’s outstanding capital stock; provided that any such transaction is a bona fide transaction between the Company and a third party (or parties) unrelated to Executive, as determined by the Board in good faith. For purposes of this Agreement, “Immediate Family” shall mean any person, trust or estate who qualifies as a “Permitted Class B Transferee” as set forth in the Company’s Articles of Incorporation.

11.5 Release of Claims. As a condition to the receipt of any benefits described hereunder subsequent to the termination of the employment of Executive (other than those payable on account of Executive’s death), Executive shall be required to execute, and not subsequently revoke, within sixty (60) days following the termination of his employment a release in a form reasonably acceptable to Employer of all claims arising out of his employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for indemnification under any agreement to which Executive is a party or pursuant to Employer’s charter or by-laws or policies of insurance maintained by Employer.

11.6 Separation from Service. Notwithstanding any provision to the contrary in the Agreement, in order to be eligible to receive any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code, the Executive’s termination of employment must constitute a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”).

12. Parachute Payments.

12.1 If it is determined (as hereafter provided) that Executive would be subject to the excise tax imposed by Code Section 4999 to which Executive would not have been subject but for any payment or stock option or restricted stock vesting (collectively a “Payment”) occurring pursuant to the terms of this Agreement or otherwise as in connection with a change in the ownership or effective control of Employer or a change in the ownership of a substantial portion of the assets of the Employer within the meaning of Code Section 280G(b)(2)(A)(i) (such tax, a “Parachute Tax”), then Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment (and taxes on such additional payments pursuant to this Section 11). The Gross-up Payment shall be made no later than the last day of Executive’s taxable year following the taxable year in which Executive remits any taxes under Section 4999 of the Code to the Internal Revenue Service.

12.2 Subject to the provisions of Section 12.1 hereof, all determinations required to be made under this Section 12, including whether a Parachute Tax is payable by Executive and the amount of such Parachute Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Company). For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within fifteen (15) calendar days after the determination date, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Parachute Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, Executive within five business days after receipt of such determination and calculations and in any event by no later than the last day of the taxable year of the Executive following the taxable year in which the related taxes must be remitted to the relevant taxing authorities. If the Accounting Firm determines that no Parachute Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Parachute Tax on his federal tax return. Any good faith determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payments that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Code Section 4999 at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event of a final determination by the Internal Revenue Service that an Underpayment has occurred, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations. Provided, however, that in no event shall any Underpayment be made later than the last day of the taxable year of the Executive following the taxable year in which the related taxes must be remitted to the relevant taxing authorities.

12.3 The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 12.2 hereof.

12.4 The federal tax returns filed by Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax payable by Executive, as the same may be amended or supplemented. Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment.

13. Legal Fees. The Company shall reimburse Executive for all professional fees and expenses related to legal, tax and financial advice obtained by Executive in connection with the negotiation and execution of this Amended and Restated Employment Agreement up to a maximum amount of $25,000.

14. Notices. All notices and other communications and legal process shall be in writing and shall be personally delivered, transmitted by telecopier, telex or cable, or transmitted by Federal Express or other reputable commercial overnight delivery service which provides evidence of delivery, as elected by the party giving such notice, addressed as follows:

If to Employer:	Entercom Communications Corp.
401 E. City Avenue, Suite 809
Bala Cynwyd, Pennsylvania 19004
Attention: Secretary and General Counsel

If to Executive:	As set forth on the signature page hereto.

Notices shall be deemed to have been given: (i) on the first business day after posting, if delivered by overnight courier as described above, (ii) on the date of receipt if delivered personally, or (iii) on the next business day after transmission if transmitted by telecopier, telex or cable (and appropriate receipt of transmission is confirmed by telecopy or telephone). Any party hereto may change its address for purposes hereof by notice to the other parties hereto.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

17. Entire Understanding. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the employment of Executive by Employer, and supersedes all other prior agreements, representations and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, including without limitation the Prior Agreement.

18. Amendments. This Agreement may not be modified or changed except by written instrument signed by each of the parties hereto.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

20. Dispute Resolution Process. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between Employer and Executive), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (a “Claim”), shall be settled, at the request of any party of this Agreement, by final and binding arbitration conducted in Montgomery County, Pennsylvania. All such Claims shall be settled by one arbitrator in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Such arbitrator shall be provided through the CPR Institute for Dispute Resolution (“CPR”) by mutual agreement of the parties; provided that, absent such agreement, the arbitrator shall be appointed by CPR. In either event, such arbitrator may not have any preexisting, direct or indirect relationship with any party to the dispute. Each party hereto expressly consents to, and waives any future objection to, such forum and arbitration rules. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by law (including, without limitation, the rules and regulations of the Securities and Exchange Commission), neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.

Adherence to this dispute resolution process shall not limit the right of Employer or Executive to obtain any provisional remedy, including without limitation, injunctive or similar relief set forth in Section 29 , from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement.

The arbitration procedures shall follow the substantive law of the Commonwealth of Pennsylvania, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail.

21. Waiver of Jury Trial. Consistent with the intention of Section 20, each signatory to this Agreement further waives its respective right to a jury trial of any claim or cause of action arising out of this Agreement or any dealings between any of the signatories hereto relating to the subject matter of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement or to any other document or agreement relating to the transactions contemplated by this Agreement.

22. Construction. Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include feminine and the neuter, references to the neuter shall be deemed to include the masculine and feminine, references to the plural shall be deemed to include the singular and references to the singular shall be deemed to include the plural.

23. Conflict. In the event of any conflict between the provisions of this Agreement and the policies and practices of Employer the provisions of this Agreement shall govern.

24. Cooperation. Each party hereto shall cooperate with the other party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

25. Waiver. No amendment or waiver of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or any such term, covenant or condition.

26. Negotiation of Agreement. Any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, shall be of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

27. Parties in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns, heirs and/or personal representatives, except that neither this Agreement nor any interest herein shall be assigned or assignable by operation of law or otherwise, by Executive without the prior written consent of Employer, which such consent Employer may grant or withhold in its discretion. Employer may, without the consent of Executive, assign this Agreement or any interest herein, by operation of law or otherwise, to: (a) any successor to all or substantially all of its stock, assets or business by dissolution, merger, consolidation, transfer of assets, or otherwise; or (b) any direct or indirect subsidiary, affiliate or division of Employer or of any such successor referred in (a) hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

28. Severability. If any provision of this Agreement shall be deemed invalid, unenforceable or illegal, then notwithstanding such invalidity, unenforceability or illegality, the remainder of this Agreement shall continue in full force and effect.

29. Injunctive Relief. In the event of breach by Executive of the terms of Section 7 or Section 8, Employer shall be entitled to enforce the specific performance of this Agreement by Executive and to enjoin Executive from any further violation of either such provisions and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law.

30. Section 409A.

30.1 Notwithstanding anything herein to the contrary, if the Executive is deemed at the time of his termination of employment with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of: (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service with the Company; or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 30.1 shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto). Notwithstanding the foregoing or any other provisions of this Agreement, the Company and Executive agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a right to receive a series separate and distinct payments of compensation for purposes of applying the Section 409A of the Code.

30.2 The Company and Executive acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(Signature page follows)

31. Executive Acknowledgement. Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, and that to the extent, if any, that he desired, he availed himself of such right. Executive further represents that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“EXECUTIVE”

	/DAVID J. FIELD/	4/22/16
	David J. Field	Date

Address for Notice:

401 E. City Avenue Suite 809 Bala Cynwyd, PA 19004

“EMPLOYER”

Entercom Communications Corp., a Pennsylvania corporation

By:	/ANDREW P. SUTOR, IV/	4/22/16
	Andrew P. Sutor, IV	Date
Senior Vice President
and Secretary